Exhibit 10.3

SENORX, INC.

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into by and between Kevin Cousins (“Executive”) and SenoRx, Inc. (the “Company”), effective as of August 26, 2008 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4. Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change in Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3. Acceleration of Vesting of Equity Awards Upon a Change in Control. Upon a Change in Control, fifty percent (50%) of Executive’s then outstanding and unvested awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise (collectively, the “Equity Awards”)) as of the date of the Change in Control will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

4. Severance Benefits.

(a) Involuntary Termination Following a Change in Control. If within twelve (12) months following a Change in Control (i) Executive terminates his or her employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment without Cause (as defined herein), and Executive signs and does not revoke the release of claims required by Section 5, Executive will receive the following severance benefits from the Company:

(i) Severance Payment. Executive will receive continuing payments of severance pay (less applicable withholding taxes) for a period of twelve (12) months from the date of such termination (the “Severance Period”) at a rate equal to Executive’s base salary rate (as in effect immediately prior to (A) the Change in Control, or (B) Executive’s termination, whichever is greater).

(ii) Bonus Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to the current year’s target annual incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive level by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365.

(iii) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of Executive’s termination of employment will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv) Benefits. The Company agrees to reimburse Executive for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will continue to reimburse Executive for continuation coverage through the Severance Period. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period. Such reimbursements shall be made within thirty (30) days of the premium payment.

(b) Timing of Severance Payments. Unless otherwise required pursuant to Section 11 of this Agreement, the Company will pay the severance payments to which Executive is entitled as salary continuation pursuant to Section 4(a)(i) on the same basis and timing as in effect for other payroll payments immediately prior to the Change in Control. The Company will pay the severance payments to which Executive is entitled as bonus payments pursuant to Section 4(a)(ii) in a lump sum as soon as practicable following the date of termination. If Executive should die before all of the salary continuation severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(e) Termination Apart from Change in Control. In the event Executive’s employment is terminated for any reason, either prior to the occurrence of a Change in Control or after the twelve (12) month period following a Change in Control, then Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(f) Exclusive Remedy. In the event of a termination of Executive’s employment within twelve (12) months following a Change in Control, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 4, except as may be provided in any Equity Award agreement.

5. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective within forty-five (45) days of Executive’s termination. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release.

(b) Non-solicitation. The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive agreeing that during the Severance Period, Executive will not solicit any employee of the Company for employment other than at the Company.

(c) Non-disparagement. The receipt of any severance of other benefits pursuant to Section 4 will be subject to Executive agreeing that during the Severance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. During the Severance Period, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.

(d) Other Requirements. Executive’s receipt of any payments or benefits under Section 4 will be subject to Executive continuing to comply with the terms of any form of confidential information agreement and the provisions of this Section 5.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4 will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s Equity Awards.

7. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii) Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv) A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

(vi) Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii) Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(viii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).

Other than for a termination pursuant to Section 7(a)(iii), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to the Board’s termination for Cause. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(b) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following, in one or a series of related transactions:

(i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock. The term “Person” shall include any natural person, corporation, partnership, trust, or association, or any group or combination thereof, whose ownership of the Company’s securities would be required to be reported under Regulation 13(D) under the Securities Exchange Act of 1934, as amended, or any similar successor regulation or rule. For purposes of this clause (i), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).

For purposes of this Section 8(d), Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(c) Disability. For purposes of this Agreement, “Disability” shall have the same meaning as that term is defined in the Company’s 2006 Equity Incentive Plan. Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time Executive’s employment with the company, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A material reduction in Executive’s base salary, except where there is a general reduction applicable to the management team generally;

(ii) A material reduction in Executive’s overall responsibilities or authority, or scope of duties, it being understood that a reduction in Executive’s responsibilities or authority following a Change in Control shall not constitute “Good Reason” if (a) there is no demotion in Executive’s title or position or reduction of the scope of Executive’s duties within the Company or (b) Executive is given a position of materially similar or greater overall scope and responsibility within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company; or

(iii) A material change in the geographic location at which Executive must perform his services; provided that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement;

provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be more than thirty (30) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.

8. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

10. Arbitration. The Company and the Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the American Arbitration Association (“AAA”)

in Orange County, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

11. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the cash severance benefits payable to Executive under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his date of termination, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

12. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(d) Integration. This Agreement, together with the form of confidential information agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between the Executive and the Company, the terms in this Agreement will prevail.

(e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	SENORX, INC.

	By:	/s/ Lloyd H. Malchow
	Title:	President and Chief Executive Officer

EXECUTIVE	By:	/s/ Kevin Cousins
	Title:	Vice President Finance and Chief Financial Officer